Separation Agreement and Release

This document is a Separation Agreement and Release (this “Release Agreement”) and is between Ferro Corporation (“Ferro”) and Michael Murry (“Mr. Murry”).

For good and valuable consideration, and intending to be legally bound, Ferro and Mr. Murry hereby agree as follows:

1. Termination of Employment

A.	Ferro has employed Mr. Murry since July 1, 2005.

B.	Mr. Murry and Ferro signed a confidentiality agreement (the “Confidentiality Agreement”) dated June 3, 2005.

C.	Ferro and Mr. Murry signed a Change in Control Agreement effective as of January 1, 2009 (the “Change in Control Agreement”).

D.	Mr. Murry has served as Vice President, Electronic, Color and Glass Materials for Ferro.

E.	Mr. Murry’s employment relationship with Ferro has ended as of October 19, 2012 (the “Termination Date”) and Mr. Murry has no other service relationships with Ferro as of that date, so the Termination Date is also the date of “separation from service” for purposes of Section 409A of the Internal Revenue Code.

2. Normal Package and Other Matters

A.	Regardless of whether Mr. Murry signs this Release Agreement, Mr. Murry will be paid for time worked through the Termination Date and will be entitled to receive a payment equal to the value of current year accrued but unused vacation.

B.	Regardless of whether Mr. Murry signs this Release Agreement, Mr. Murry will be permitted to extend existing medical, dental, and vision insurance coverage, if any, at his own expense, consistent with federal COBRA law and any applicable state laws.

C.	Regardless of whether Mr. Murry signs this Release Agreement, Mr. Murry will be entitled to exercise any stock options awarded to him by Ferro (that have vested as of the Termination Date) at any time up to and including January 19, 2013. After January 19, 2013, Mr. Murry will not be entitled to exercise any further Ferro stock options. Any stock options that did not vest as of the Termination Date will be forfeited as of the Termination Date.

D.	Regardless of whether Mr. Murry signs this Release Agreement, in accordance with the terms of Performance Share Awards and Restricted Share Awards under the 2006 Long-Term Incentive Compensation Plan or the 2010 Long-Term Incentive Compensation Plan, any Performance Shares or Restricted Shares awarded to Mr. Murry that have not yet vested will be forfeited as of the Termination Date.

E.	Regardless of whether Mr. Murry signs this Release Agreement, Mr. Murry’s rights with respect to any benefits payable under the Ferro Corporation Savings and Stock Ownership Plan and the Ferro Corporation Supplemental Defined Contribution Plan for Executive Employees shall be governed by the terms and conditions of such plans.

F.	If Mr. Murry does not sign this Agreement, he shall not be eligible to receive any payment for 2012 or 2013 under the terms of Ferro’s annual incentive plan.

3. Enhanced Package

In consideration of the agreements and promises made by Mr. Murry in this Release Agreement, Ferro is prepared to provide Mr. Murry with, and Mr. Murry hereby elects to receive, the following enhanced separation pay and benefits (the “Enhanced Package”) in addition to the benefits described in paragraph 2 above and subject to the terms and conditions of this Release Agreement:

A.	Severance Payments

Ferro will pay Mr. Murry the following:

(1) A severance payment totaling Six Hundred and Twelve Thousand ($612,000), which is equivalent to eighteen (18) months of Mr. Murry’s current base salary; and

(2) A payment of Three Hundred Sixty-Seven Thousand Two Hundred Dollars ($367,200), which is equivalent to one and one-half (1.5) times the annual incentive that Mr. Murry would have earned under Ferro’s annual incentive plan for 2012, assuming that performance had been attained at the “target” level as based on a percentage of Mr. Murry’s current base salary; and

(3) A pro rata payment equal to the annual incentive (if any) that Mr. Murry would have earned under Ferro’s annual incentive plan for 2012 if he was employed by Ferro on the last day of 2012, based on the actual level of performance attained for 2012 and prorated by multiplying this amount by a fraction, the numerator of which is equal to the number of days which have elapsed in 2012 through the Termination Date and the denominator of which is 365.

B.	Continuation of Benefits

To the extent that Mr. Murry is enrolled in Ferro’s medical, dental and/or vision plan as of the Termination Date, Mr. Murry and his spouse and dependents (if likewise so-enrolled as of the Termination Date) will continue to participate in those plans (whichever applicable) in accordance with the terms of such plans as they may be amended from time to time, at the same cost to Mr. Murry as would be incurred by similarly situated active employees (which may change from time-to-time) until (i) the date Mr. Murry becomes eligible for any medical, dental, or vision coverage provided by another employer or, if earlier, (ii) eighteen (18) months following the Termination Date (the parties agree that the COBRA continuation period shall not begin until after the expiration of the periods set forth herein). Mr. Murry’s portion of monthly premiums covering the fourth quarter of 2012 will be deducted from the initial lump sum Severance Payment. Mr. Murry’s portion of premiums for subsequent months will be billed to him quarterly, and he agrees to pay such invoices within 30 days of receipt if he wishes to (and remains eligible to) continue coverage.

C.	Outplacement Services

Ferro shall make available to Mr. Murry reasonable outplacement services by a firm selected by Ferro and acceptable to Mr. Murry, at Ferro’s expense, in an amount not to exceed $10,000, for a period lasting not longer than one (1) year after the Termination Date.

D.	Form and Timing of Payments

The timing of all payments to Mr. Murry under this Agreement shall be made in a manner that complies with Section 409A of the Internal Revenue Code, as amended, and shall be made as follows:

(i)	The Severance Payments under paragraphs 3(A)(1) and 3(A)(2) shall be payable in two installments. First, a lump sum total of Five Hundred Thousand Dollars ($500,000) shall be paid within 30 days after the Effective Date of this Agreement. Second, the balance of money payable to Mr. Murry under paragraphs 3(A)(1) and 3(A)(2) shall be paid within 30 days after the first day of the seventh month following the Effective Date.

(ii)	The payment described in paragraph 3(A)(3) shall be payable to Mr. Murry on (a) the date that currently employed executives of Ferro receive their annual incentive payment for 2012, or (b) within 30 days after the first day of the seventh month following the Effective Date, whichever occurs later.

(iii)	Other than the initial lump sum of Five Hundred Thousand Dollars ($500,000) described above in paragraph 3(D)(i), no payment of any kind that would be considered deferred compensation subject to Section 409A of the Internal Revenue Code shall be payable to Mr. Murry before the first day of the seventh month after the Effective Date. If any portion of this Agreement is deemed to be inconsistent with this paragraph 3(D)(iii), then this paragraph 3(D)(iii) shall prevail.

4. Confidentiality, Nondisparagement, Noncompetition, and Nonsolicitation

In consideration of the Enhanced Package, Mr. Murry promises that:

A.	For the period beginning on the date Mr. Murry signs this Release Agreement and ending eighteen (18) months later, Mr. Murry will not use or disclose to any persons any proprietary or confidential business information or trade secrets concerning Ferro or any of its affiliated companies (including all subsidiaries), obtained or which came to Mr. Murry’s attention during the course of his employment with Ferro.

B.	For the period beginning on the date Mr. Murry signs this Release Agreement and ending eighteen (18) months later, Mr. Murry will not make any statements or disclose any information concerning Ferro, its directors, officers, management, staff, employees, representatives, or agents (collectively, “Ferro or its management”), which are likely to disparage Ferro or its management, which are likely to damage the reputation or business prospects of Ferro or its management, or which are likely to interfere in any way with the business relations Ferro has with its customers (including potential customers), suppliers, alliance partners, employees, investors, or shareholders.

C.	For the period beginning on the date Mr. Murry signs this Release Agreement and ending eighteen (18) months later, Mr. Murry will not, directly or indirectly, engage in, or assist or have an ownership interest in, or act as an employee, agent, advisor or consultant of, for, or to any person, firm, partnership, corporation or other entity that is engaged in, the manufacture or sale of products that compete with Ferro’s products or any products which are logical extensions, on a manufacturing or technological basis, of Ferro’s products.

D.	For the period beginning on the date Mr. Murry signs this Release Agreement and ending eighteen (18) months later, Mr. Murry will not, directly or indirectly, attempt in any way to induce any employee of Ferro or any customer of Ferro to cease employment or cease doing business with Ferro or to commence employment or commence business relations with any competitor of Ferro; and, during the same period, Mr. Murry shall not hire or in any way support or encourage or authorize the hire of any then-current Ferro employee at any place of employment other than Ferro.

E.	Mr. Murry represents and warrants that, from the Termination Date through the date he signed this Release Agreement, he has not engaged in any activity inconsistent with the requirements of paragraph 4.

In addition, Mr. Murry hereby reaffirms the commitments made to Ferro in the Confidentiality Agreement, which are in no way diminished or overridden by the restrictions set forth in this paragraph 4. This paragraph 4 is not intended to reduce any of the obligations that the law may impose on former employees, such as any legal obligation not to disclose trade secrets or other types of confidential information.

5. Waiver

Mr. Murry acknowledges that Ferro is providing the Enhanced Package in lieu of all other benefits to which he is or may be entitled arising out of his termination of employment. Mr. Murry hereby waives any and all rights to any other severance benefits offered to Ferro employees and any other right or benefit under any agreement, understanding, or promise, whether written or oral, between Mr. Murry and Ferro (or any of the Released Parties, as defined below). This waiver does not affect Mr. Murry’s right to continuation of coverage under Ferro’s health insurance plans at his own expense pursuant to any rights Mr. Murry may have under federal COBRA law or any applicable state law.

6. Release

In consideration of the Enhanced Package, Mr. Murry hereby releases Ferro Corporation and all of Ferro Corporation’s predecessors, successors, assigns, acquirers, parents, direct and indirect subsidiaries, affiliates, and all such entities’ officers, directors, agents, representatives, partners, shareholders, fiduciaries, insurers, attorneys, and employees (both current and former) (all released entities are collectively referred to as the “Released Parties”) from any and all claims, demands, actions, causes of action, suits, damages, losses, costs, interest, attorneys’ fees, and expenses, known or unknown, which Mr. Murry has or may claim to have against any of the foregoing arising from or relating to his employment or termination of employment with Ferro.

Mr. Murry acknowledges that the foregoing release includes (but is not limited to) all claims arising under federal, state, or local law in the United States prohibiting employment discrimination or retaliation, including, without limitation, the Age Discrimination in Employment Act of 1967, Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Employee Retirement Income Security Act, the Equal Pay Act, 42 U.S.C. §1981, the Vietnam Era Veterans Readjustment Assistance Act, the Rehabilitation Act of 1973, the Americans with Disabilities Act, the Family and Medical Leave Act, the Older Workers Benefit Protection Act, Chapters 4112 and 4113 of the Ohio Revised Code, including all amendments to all such laws, and all claims under any other federal or state laws, local ordinances or common law and other laws restricting an employer’s right to terminate the employment relationship. Mr. Murry further acknowledges that such release includes (but is not limited to) any claims he may have under any internal grievance procedure at Ferro.

Mr. Murry agrees not to assert any such claims, demands, actions, or causes of action in any court of law or other judicial or arbitral forum.

The foregoing release does not waive rights or claims that may arise after the date this Release Agreement is executed. Mr. Murry agrees that he will neither seek nor accept, from any source whatsoever, any further benefit, payment, or other consideration relating to any rights or claims that have been released in this Release Agreement.

7. Voluntary Election

Mr. Murry acknowledges that:

A.	The only consideration being given for signing this Release Agreement is set forth herein. In exchange for signing this Release Agreement, Mr. Murry is being provided consideration to which he would not otherwise be entitled.

B.	No other promises or agreements have been made to or with Mr. Murry by any person or entity to induce Mr. Murry to sign this Release Agreement.

C.	Mr. Murry has been given twenty-one (21) calendar days to consider the effect of this Release Agreement, including the release contained above, before signing this Release Agreement. By signing below, Mr. Murry expressly acknowledges that he has been afforded the opportunity to take twenty-one (21) calendar days to consider this Release Agreement and that his execution of this document is with full knowledge of the consequences thereof and is of his own free will.

D.	Mr. Murry is encouraged to discuss this Release Agreement and any matters related to the termination of his employment with an attorney of his own choosing. Mr. Murry acknowledges that, before signing, he has had sufficient opportunity to do so.

E.	Mr. Murry may revoke this Release Agreement during the seven-day period beginning immediately after he signs this Release Agreement. Such revocation must be made in writing delivered to Ferro at the address listed below before the end of the seven-day period:

Ferro Corporation

6060 Parkland Boulevard

Mayfield Heights, Ohio 44124

Attention: General Counsel

The “Effective Date” of this Release Agreement will be the day after the seven-day revocation period has expired. This Release Agreement will be neither effective nor enforceable before the Effective Date. If timely revoked, all portions of this Release Agreement will be void.

8. Return of Company Property

Mr. Murry represents that he has (a) returned to Ferro all company property in his possession, custody, or control, including but not limited to all paper documents, electronic documents, physical property, or other materials; and (b) deleted all copies he has of any electronic records or documents of Ferro and agrees that he will not, at any time in the future, seek to recover or permit recovery of any such deleted files unless required by law. Mr. Murry certifies that he has not disclosed any Ferro proprietary, confidential, or trade secret information to anyone outside of Ferro and that he will not do so. If Mr. Murry has any questions about the scope or applicability of this paragraph, he agrees to contact the General Counsel’s office at Ferro.

9. Withholding

All payments and all dollar amounts referenced in this Agreement are described in gross, but shall be subject to withholding, deductions and contributions as required by law.

10. Executive Availability

After the Termination Date, Mr. Murry shall provide reasonable assistance and cooperation to Ferro (or its affiliates or subsidiaries) concerning business or legal related matters about which Mr. Murry possesses relevant knowledge or information. Such cooperation will be provided only at Ferro’s specific request and will include, but not be limited to, assisting or advising Ferro (or its subsidiaries or affiliates) with respect to any business-related matters or any actual or threatened legal action (including testifying in depositions, hearings, and/or trials). Mr. Murry will be reimbursed for the reasonable costs of providing assistance and cooperation, including, without limitation, reasonable travel and lodging expenses.

11.	Termination of Change in Control Agreement

In accordance with the provisions of the Change in Control Agreement, the “Term” of the Change in Control Agreement (as defined therein) expires immediately upon Mr. Murry’s Termination Date.

12. Governing Law

This Release Agreement will be governed by the internal substantive laws of the State of Ohio.

13. Breach

Ferro’s obligation to provide separation pay and benefits under this Agreement will cease immediately if Ferro determines that Mr. Murry failed to comply with any of his obligations under this Agreement, and Mr. Murry will be required to return to Ferro (with ten (10) days after request by Ferro) any amounts that Ferro has paid to Mr. Murry under this Agreement other than the payments described in paragraph 2.

Unless there is a risk of imminent harm to Ferro, Ferro will provide Mr. Murry with at least three (3) days written notice of any alleged violation or breach of the agreement, so that he may respond to the allegations prior to Ferro ceasing any payments or benefits, returning any payments, or taking any legal action under this agreement.

Each party will bear its own costs to resolve any dispute arising under this Agreement.

14. Entire Agreement

This Release Agreement, together with the Confidentiality Agreement, contains the entire agreement between the parties hereto and replaces any prior agreements, contracts and/or promises, whether written or oral, with respect to the subject matters included herein. This Release Agreement may not be changed orally, but only in writing, signed by each of the parties hereto. This Release Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, successors, and assigns.

15. Invalidity

The parties to this Release Agreement agree that the invalidity or unenforceability of any one provision or part of this Release Agreement will not render any other provision(s) or part(s) hereof invalid or unenforceable and that the other provision(s) or part(s) will remain in full force and effect.

By signing this Release Agreement, Mr. Murry affirms that he has read this
Release Agreement carefully, that he knows and understands its contents, that he is signing this Release Agreement voluntarily, and that signing this
Release Agreement is his own free act and deed.

To evidence their agreement and intention to be bound legally by this document, Michael Murry and Ferro Corporation have signed and dated this Separation Agreement and Release.

Ferro Corporation
/s/ Michael Murry	By:	/s/ James F. Kirsch

Michael Murry		James F. Kirsch Chairman, President & Chief Executive Officer
Date: October 16, 2012	Date:	October 16, 2012